Exhibit (h)(6)(v)

SCHEDULE A

FUND LIST

Dated: October 26, 2015

Ashmore Emerging Markets Corporate Debt Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Short Duration Fund

Ashmore Emerging Markets Debt Fund

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Equity Fund

Ashmore Emerging Markets Equity Opportunities Fund

Ashmore Emerging Markets Small-Cap Equity Fund

Ashmore Emerging Markets Frontier Equity Fund

ASHMORE FUNDS		THE NORTHERN TRUST COMPANY

By:	/s/ Michael S. Perman	By:	/s/ Chad K. Hecht
Name:	Michael S. Perman	Name:	Chad K. Hecht
Title:	Secretary	Title:	Vice President

Schedule A to the Transfer Agency and Service Agreement